Filed Pursuant to Rule 433

Registration Nos. 333-123714 and 333-123714-02

BAC CAPITAL TRUST XII

6 7/8% CAPITAL SECURITIES

FINAL TERM SHEET

Dated July 26, 2006

Issuer:	BAC Capital Trust XII

Ratings:	Aa3(Moody’s)/A(S&P)/A+(Fitch)

Size:	30,000,000 capital securities

Issue Price and Liquidation Amount:	$25 per capital security

Issue Amount of Capital Securities:	$750,000,000

Cash Distributions:	Annual rate of 6 7/8% of the stated liquidation amount of $25 per capital security

Distribution Dates:	February 2, May 2, August 2 and November 2 of each year, beginning November 2, 2006

Cumulative:	Yes

Day Count:	30/360

Maturity of BAC Junior Subordinated Notes:	August 2, 2055, unless prepaid earlier

Interest Rate of BAC Junior Subordinated Notes:	Annual rate of 6 7/8% per $25 principal amount, from and including August 2, 2006

Interest Payment Dates of BAC Junior Subordinated Notes:	February 2, May 2, August 2 and November 2 of each year, beginning November 2, 2006

Additional Interest on Deferred Distributions:	Annual rate of 6 7/8% of the unpaid distributions, compounded quarterly

Redemption Provisions:	The capital securities have no stated maturity but must be redeemed upon the maturity of the Bank of America Corporation Junior Subordinated Notes on August 2, 2055 or their earlier prepayment.

First Optional Call Date:	August 2, 2011

Cash Payment Deferral:	Up to 20 quarters

Public Offering Price:	$750,000,000 in the aggregate

Bookrunning Manager	Banc of America Securities LLC

Joint Lead Manager	Incapital LLC

Senior Co-Managers:	A.G. Edwards Citigroup Merrill Lynch & Co. Morgan Stanley UBS Investment Bank Wachovia Securities

Junior Co-Managers	Bear, Stearns & Co. Inc. Goldman, Sachs & Co. HSBC Lehman Brothers RBC Capital Markets Wells Fargo Securities

Settlement Date:	August 2, 2006 (DTC)

Listing:	NYSE

CUSIP	05633T 20 9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.